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                                                                Exhibit 99.1(i)

MANATT
PHELPS
PHILLIPS

ATTORNEYS AT LAW


June 25, 1999

Board of Trustees
Ameritor Security Trust
1730 K Street, N.W.
Washington, D.C. 20006

     Re:  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ladies and Gentlemen:

     This opinion is rendered in connection with the Registration Statement on Form N-1A filed with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940 relating to the offer and sale of an indefinite amount of beneficial interests of Ameritor Security Trust (the "Trust"). As counsel to the Trust, we have reviewed the proceedings relating to the offering and such other legal matters as we have deemed appropriate for the purpose of rendering this opinion.

     Based on the foregoing, we are of the opinion that the shares of beneficial interest of the Fund covered by the aforesaid Registration Statement, when issued in accordance with the terms of the offering against full payment therefor, will be validly issued, fully paid, and non-assessable shares of beneficial interest of the Fund.

     This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the use of this opinion and the filing of this opinion as an exhibit to the Registration Statement.


                       MANATT, PHELPS & PHILLIPS, LLP


                       /s/ Manatt, Phelps & Phillips, LLP